Sunshine Handels & Consulting GmbH

Sunshine Handels & Consulting GmbH • Am Wandrahm 1 • 28195 Bremen • Germany

Am Wandrahm 1, D-28195 Bremen
Tel: +49 (0)421 8782 286
Fax: +49 (0)421 8782 425
E-mail: info@sunshine-bremen.com

SALES CONTRACT

No: GW-2010/11
Date: Jul. 07, 2010

To Messers: Fuqing Guanwei Plastics Industrial Co.,Ltd.
Rong Qiao Economic & Technological Development Zone,
Fuqing City, Fujian Province, P.R.China

Dear Sirs,

This is to confirm our sales to you for the following goods on the terms and conditions as specified below:

- Commodity: LDPE FILM of different quality
- Quantity: 25,000.00 MT
- Unit Price: to be confirmed in the beginning of each month
- Delivery time: from July 2010 to June 2011
- Terms of Payment: T/T within 2 weeks after receipt of our invoice and B/L copy

Remarks:

1. Quality/Quantity Discrepancy: In Case of quality discrepancy, claim should be filled by the Buyer within 1 month after the arrival of the goods at port destination, while claim for quantity discrepancy should be filled by the Buyer within 15 days after the arrival of the goods at port of destination. It is understood that the Seller shall not be liable for any discrepancy of the goods shipped due to causes for which the insurance Company, shipping Company, other transportation Firm or Post Office are liable.
2. The Seller shall not be held for failure or delay in delivery of the entire lot or a portion of the goods under this contract in consequence of any Force Majeure incidents.
3. The Buyer is requested to sign and fax one copy of this contract within 5 days after receipt of the same for the Seller's file.
4. The goods remain the seller's property until the complete payment.
5. All disputes arising from the execution of, or connection with this contract, shall be settled amicably through friendly negotiation. In case no settlement can be reached through negotiation, the case shall then be submitted to local court Bremen. The decision of the local court shall be accepted as and binding upon both parties.

CONFIRMED BY: 福清冠威塑料工业有限公司

Sunshine Handels & Consulting GmbH